Exhibit 10.43

PURCHASE AND SALE AGREEMENT

by and between

VEGAS DEVELOPMENT LLC,
a Delaware limited liability company

as Seller

and

EASTSIDE CONVENTION CENTER, LLC,
a Delaware limited liability company

as Buyer

Clark County Assessor Parcel Numbers 162-16-410-060 through
162-16-410-089, inclusive, Clark County, Nevada

Effective Date: November 29, 2017

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of November 29, 2017 (the “Effective Date”) by and between VEGAS DEVELOPMENT LLC, a Delaware limited liability company, having an office at 8329 W. Sunset Road, Suite 210, Las Vegas, Nevada 89113 (“Seller”), and EASTSIDE CONVENTION CENTER, LLC, a Delaware limited liability company, having an office at One Caesars Palace Drive, Las Vegas, Nevada 89109 (“Buyer”).

W I T N E S S E T H:
WHEREAS, Seller desires to sell and convey and Buyer desires to purchase and acquire all of the equity in the owner of that certain parcel of real property and the buildings and other improvements, if any, constructed thereon, having Clark County Assessor Parcel Numbers of 162-16-410-060 through 162-16-410-089, inclusive, Clark County, Nevada, as more particularly bounded and described in Exhibit A annexed hereto and made a part hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
SECTION 1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Buildings” shall mean all buildings, structures and other improvements and fixtures, if any, located on the Land on the Effective Date, collectively.
“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.
“Buyer’s Warranties” shall mean, collectively, Buyer’s representations and warranties set forth in Section 7.1.
“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as the same may be further amended from time to time.
“Clark County Real Estate Records” shall mean the Office of the County Recorder of Clark County, Nevada.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean the Closing Date (as defined in the Other Land PSA).

“Closing Documents” shall mean all documents executed and delivered by Buyer or Seller or their respective Affiliates as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer or Seller or their respective Affiliates as part of Closing.
“Closing Period” shall mean the Closing Period (as defined in the Other Land PSA).
“Contracts” shall mean all contracts and agreements, including brokerage agreements, licensing agreements, marketing agreements, design contracts, construction contracts, service and maintenance contracts and agreements, relating to the Property, together with any extensions, renewals, replacements or modifications of any of the foregoing; provided that the term “Contracts” does not include Leases.
“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Deed” shall have the meaning given in Section 6.2(a).
“Environmental Laws” shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene and relating to the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and relevant provisions of the Occupational Safety and Health Act.
“Environmental Reports” shall mean that certain Phase I Environmental Site Assessment, prepared by EHS Support LLC, dated as of March, 2017.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“Escrow Agent” shall mean Fidelity National Title Insurance Company, Attn: Frederic Glassman, E-Mail: fred.glassman@fnf.com, Fax: (212) 481-1325.
“Fixtures” shall mean all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (a) located in or on, or used in connection with, and (b) permanently affixed to or otherwise incorporated into the Land and/or the buildings and other improvements located on the Land.
“Harrah’s New Property Owner” shall mean New Property Owner (as defined in the Other Land PSA).
“Inspections” shall have the meaning given in Section 4.1.
“Intangible Property” shall mean, collectively, all intangible personal property of Seller that in any way relates to the Property, including (i) any licenses, permits and other written authorizations in effect as of the Closing Date with respect to the Real Property, (ii) any guaranties and warranties in effect as of the Closing Date with respect to any portion of the Real Property or the Personal Property (collectively, “Warranties”), (iii) all rights in, to and under, and all physical embodiments of, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property, and (iv) any zoning or development rights that pertain solely to the Real Property (collectively, “Development Rights”).
“Land” shall mean the real estate legally described in Exhibit A, together with all easements, development rights and other rights appurtenant to the Land or the buildings, structures or other improvements thereon, collectively.

“Laws” shall mean, collectively, all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.
“Leases” shall mean all leases, licenses and occupancy agreements of an interest in the Real Property and all amendments, modifications, extensions and other written agreements pertaining thereto but excluding any agreements or licenses for third parties to use any portion of the Property that do not create an interest in land and do not run with the land.
“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, including liabilities under the Americans with Disabilities Act, CERCLA and RCRA, any state or local counterparts thereof, and any regulations promulgated thereunder.
“Lien” shall mean any of the following to the extent it will be binding on Buyer or New Property Owner after the Closing: any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Major Condemnation” shall have the meaning given in Section 10.1.
“Material Adverse Effect” shall mean a material adverse effect on (a) the value of the Property, (b) Seller’s authority and/or ability to convey title to the Property within the time or otherwise in accordance with the provisions of this Agreement and/or (c) the use and/or operation of the Property as same is being used and/or operated on the date hereof.
“Membership Interest Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(e).
“New Property Owner” shall mean a Delaware limited liability company that is (a) duly formed by Seller no earlier than the day preceding the Closing Period pursuant to a certificate of formation and operating agreement reasonably acceptable to Buyer and (b) the sole managing member of which is Seller.
“Non-CPLV Lease Amendment” shall mean that certain First Amendment to Lease (Non-CPLV), by and among the “Landlord” entities listed therein, CEOC, LLC, a Delaware limited liability company and the other “Tenant” entities listed therein, in the form of Exhibit B hereto.
“Notice Date” shall have the meaning given in Section 10.1.
“Objection” shall have the meaning given in Section 3.1.
“Objection Notice” shall have the meaning given in Section 3.1.
“Ordinary Course” shall mean the course of day-to-day operations of the Property, in a manner which does not materially and adversely vary from the policies, practices and procedures in effect as of the Effective Date.
“Other Land Buyer” shall mean Claudine Property Owner LLC, a Delaware limited liability company, which is an Affiliate of Seller.
“Other Land Property” shall mean the Property (as defined in the Other Land PSA).
“Other Land PSA” shall mean that certain Purchase and Sale Agreement dated as of the date hereof between Other Land Seller, as seller, and Other Land Buyer, as purchaser, with respect to certain land in Las Vegas, Nevada.

“Other Land Seller” shall mean Harrah’s Las Vegas, LLC, a Nevada limited liability company, which is an Affiliate of Buyer.
“Owner’s Title Policy” shall mean one (1) or more ALTA owner’s title insurance policies in favor of New Property Owner issued by the Title Company in an aggregate amount equal to the Purchase Price, insuring that fee title to the Real Property is vested in New Property Owner subject only to the Permitted Exceptions, together with a non-imputation endorsement in favor of New Property Owner in the form of Exhibit C hereto.
“Permitted Exceptions” shall mean the following: (a) applicable zoning, building and land use Laws, (b) such state of facts as would be disclosed by an accurate land title survey or a physical inspection of the Property, provided same do not render title uninsurable, do not restrict the current use of the Property and do not have a material impact on the value of the Property, (c) the lien of real estate taxes, assessments and other governmental charges or fees not yet due and payable, and (d) the title exceptions reflected on Exhibit D hereto (but excluding, in each case, any Required Removal Exceptions).
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Personal Property” shall mean all tangible personal property that is in any way related to the Real Property and that Seller owns or possesses, including any such property that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property.
“Proceedings” shall have the meaning given in Section 11.14.
“Prohibited Person” shall have the meaning given in Section 7.1(c).
“Property” shall mean, collectively, (a) the Real Property, (b) the Intangible Property, and (c) the Personal Property.
“Purchase Price” shall have the meaning given in Article 2.
“Put-Call Agreement” shall mean that certain Put-Call Right Agreement, by and among New Property Owner, Harrah’s New Property Owner and 3535 LV Newco, LLC, a Delaware limited liability company, in the form of Exhibit E hereto.
“Put-Call Owner” shall mean, collectively, 3535 LV Newco, LLC, a Delaware limited liability company and New Property Owner.
“Put-Call Owner Guaranty” shall mean a guaranty dated as of the Closing Date by Net Lease Guarantor (as defined in the Other Land PSA) in favor of Harrah’s New Property Owner.
“Put-Call VICI Guaranty” shall mean a guaranty dated as of the Closing Date by VICI Properties 1 LLC, a Delaware limited liability company, in favor of Put-Call Owner.
“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as the same may be amended from time to time.
“Real Property” shall mean the Land, all Buildings, if any, the Development Rights and any, to the extent constituting rights and privileges in real property, rights and privileges pertaining thereto, collectively. For the avoidance of doubt, the Real Property includes Seller’s ownership interest in adjoining roadways, alleyways, strips, gores and the like appurtenant to the real estate described above; all buildings, structures, Fixtures and improvements of every kind that are, as of the date hereof (subject to the other express provisions of this Agreement), located on or permanently affixed to the Land or on the improvements that are located thereon, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines appurtenant to such buildings and structures.
“Remediation Contractor” shall have the meaning given in Section 8.7(b).
“Remediation Project” shall have the meaning given in Section 8.7(a).
“Remove” with respect to any exception to title shall mean that Seller, at its sole cost, removes such title exception of record and/or causes the Title Company to omit the same from the Owner’s Title Policy at Closing; provided, however, that Seller shall only be permitted to cause the Title Company to omit from the Owner’s Title Policy (without removing the same of record) the following title exceptions: mechanics’ and materialman’s liens for work, the aggregate amount of which is no greater than Two Hundred Fifty Thousand Dollars ($250,000.00).
“Required Removal Exceptions” shall mean, collectively, (i) all mortgages, deeds of trust, deeds to secure debt or other security documents recorded against or otherwise secured by the Property or any portion thereof and related UCC filings and assignment of leases and rents and other evidence of indebtedness secured by the Property; (ii) liens or other encumbrances or title matters intentionally created or consented to by Seller or its Affiliates after the date hereof (but not including unrecorded mechanics’ or materialman’s liens); and (iii) the following so long as they are (A) not Permitted Exceptions, (B) not caused by the acts or omissions of Buyer, and (C) not consented to by Buyer: (1) judgments against Seller or New Property Owner; and (2) liens (including mechanics’ and materialmen’s liens for work) or other encumbrances or matters to the extent any of them shall be in a readily determined monetary amount, but only (in the case of (iii)) if the cost to remove such liens or encumbrances does not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00); provided, that any title exception that existed prior to Seller’s acquisition of the Property shall not constitute a Required Removal Exception.
“Seller’s Knowledge” or words of similar import shall refer to the current actual knowledge (without any duty of investigation) of John Payne.
“Seller’s NPO Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Sections 7.2(l) and (m).
“Seller’s Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Section 7.2.
“Survival Period” shall have the meaning given in Section 7.3(a).
“Title Commitment” shall mean the Title Commitment from the Title Company annexed to this Agreement as Exhibit F.
“Title Company” shall mean Fidelity National Title Insurance Company, Attn: Frederic Glassman, E-Mail: fred.glassman@fnf.com, Fax: (212) 481-1325 and such other nationally recognized title insurance company, if any, as Buyer shall elect to act as co-insurers with Fidelity.
“Transaction” shall mean the transactions contemplated by this Agreement and the Other Land PSA, collectively.
“Update” shall have the meaning given in Section 3.1.
“VICI” shall mean VICI Properties L.P., a Delaware limited partnership.
SECTION 1.2.    Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
ARTICLE 2
SALE OF PROPERTY

SECTION 2.1.    Purchase Price. Subject to and upon the terms and conditions of this Agreement and the Closing Documents, Seller agrees to sell and Buyer agrees to purchase all of the Membership Interests (as defined below) in New Property Owner, which New Property Owner will own the Property subject only to the Permitted Exceptions. In consideration therefor, Buyer shall pay to Seller Seventy Three Million Six Hundred Thousand and No/100 Dollars ($73,600,000.00) (the “Purchase Price”). The Purchase Price shall be paid as set forth in this Article 2.
SECTION 2.2.    Cash at Closing. On the Closing Date, Buyer shall deposit or cause to be deposited into escrow with the Escrow Agent an amount equal to the Purchase Price, in immediately available funds as more particularly set forth in Section 6.1. Such escrow shall be held and delivered by Escrow Agent in accordance with the provisions of such Section 6.1.
ARTICLE 3
TITLE MATTERS
SECTION 3.1.    Title Objections; Required Removal Exceptions. Buyer shall have the right to have title updated, and shall provide to Seller any update to the Title Commitment (as applicable, an “Update”) that Buyer obtains upon Buyer’s receipt thereof. Buyer shall give Seller written notice (an “Objection Notice”) of any exception to title to the Property in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Seller shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to Remove an Objection. If Seller elects to attempt to remedy any Objection, then Seller shall notify Buyer in writing within two (2) Business Days after Seller receives the Objection Notice, in which case Seller will endeavor to remedy such Objection, but Seller will have no liability to Buyer if Seller is unable or fails to remedy such Objection (unless such objection is a Required Removal Exception). If Seller either is unable to convey title to the Property in accordance with the provisions of this Agreement, or elects not to remedy any Objection(s) which it may elect not to Remove, then Seller may so notify Buyer in writing within two (2) Business Days after Seller receives the Objection Notice referencing such Objection(s). If Buyer delivers an Objection Notice to Seller, and (a) Seller does not notify Buyer within such two (2) Business Day period that Seller will attempt to cure such Objection, or (b) Seller notifies Buyer within such two (2) Business Day period that Seller will not attempt to cure such Objection, then, Buyer shall have the right to elect, by written notice to Seller given not later than the second (2nd) Business Day after (a) the receipt by Buyer of notice from Seller that Seller will not cure such Objection or (b) the second (2nd) Business Day after Seller received such Objection Notice if Seller did not within such two (2) Business Day period elect to cure such Objection, either (x) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller (in which case the exception to which Buyer had raised an Objection and which Seller did not elect to cure shall be deemed to be a Permitted Exception), or (y) to terminate this Agreement. If Buyer delivers an Objection Notice to Seller, and Seller does not notify Buyer within such two (2) Business Day period that Seller will attempt to cure such Objection, then Seller shall be deemed to have elected not to remedy such Objection(s). The Closing under this Agreement and under the Other Land PSA shall be adjourned (but not beyond December 28, 2017) to permit such process to be completed, and if such process shall be ongoing as of 11:59 p.m. on December 28, 2017, then this Agreement will automatically terminate without either party having any liability (other than obligations that, pursuant to the express terms hereof, survive termination hereof (for the avoidance of doubt, Seller’s failure to Remove any exception that is not a Required Removal Exception shall be neither a breach nor a default hereunder)) unless Buyer agrees to accept such title as

Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller. If Buyer elects to terminate this Agreement pursuant to the preceding clause (b), then this Agreement shall terminate and be deemed null, void and of no further force or effect. Notwithstanding anything to the contrary contained herein, Seller shall be required to Remove all Required Removal Exceptions at or prior to Closing.
ARTICLE 4
ACCESS; AS-IS SALE
SECTION 4.1.    Buyer’s Access to the Property.
(a)    During the period between the Effective Date and the Closing Date, Buyer, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Property (collectively “Inspections”) as Buyer elects in its sole discretion and Seller, at reasonable times, shall provide reasonable access to the Property to Buyer and Buyer’s consultants and other representatives for such purpose. Buyer’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Property and the Inspections shall not unreasonably interfere with the Seller’s business operations. Buyer and its agents, contractors and consultants shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference. Buyer will cause each of Buyer’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence shall be provided to Seller.
(b)    Buyer hereby agrees to indemnify and hold harmless Seller from and against any loss that Seller shall incur as the result of the acts of Buyer or Buyer's representatives or consultants in conducting physical diligence with respect to the Property, or, in the case of physical damage to the Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Property to substantially its condition immediately prior to such damage (unless Buyer promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Seller harmless shall not apply to, and Buyer shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Buyer or its representatives or consultants (except to the extent Buyer exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent Buyer exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Seller, any of Seller’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall Buyer be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Seller is required to pay to a party other than Seller or an Affiliate of Seller in respect of consequential, punitive or special damages.
SECTION 4.2.    As-Is Provision. Buyer acknowledges and agrees that:
(a)    SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER OR ANY AFFILIATE SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE TO BUYER AT CLOSING, BUYER AGREES THAT: (i) BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS AND THE PROPERTY IN THEIR PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON OR AFFECTING THE PROPERTY AND, SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, OR (z) TO CURE ANY VIOLATIONS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR

RESCISSION AGAINST SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.
(b)    BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE THEREOF TO BUYER AT CLOSING, NEITHER SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE (PRESENT OR PROPOSED), OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OPERATIONS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (V) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.
ARTICLE 5
NO ADJUSTMENTS OR PRORATIONS; CLOSING COSTS
SECTION 5.1.    No Adjustments or Prorations of Income or Expenses.
(a)    There will be no adjustment or proration of income relating to the Property, but there will be a proration of real estate taxes and assessments in respect of the Property as of 11:59 p.m. on the day immediately preceding the Closing Date, based on final, current bills for such real estate taxes and assessments that have been issued for the Property as of the Closing Date. Seller shall pay all installments of special assessments due and payable, or attributable to the period, prior to the Closing Date, and Buyer shall pay all installments of special assessments due and payable on, or attributable to the period from and after, the Closing Date; provided, however, that if the owner of the Property may elect to pay any special assessment over time, Seller may elect to do so, which election shall be binding on Buyer.
SECTION 5.2.    Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:
(a)    Buyer shall pay the following closing costs: (i) all premiums and charges of the Title Company for the Owner’s Title Policy (other than in respect of a non-imputation endorsement, as set forth below), (ii) the cost of any surveys of the Property obtained by Buyer, and any updates thereto, (iii) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing and (iv) all fees due its attorneys and all costs of Buyer’s due diligence, including fees due its consultants.
(b)    Seller shall pay the following closing costs: (i) all fees due its attorneys, (ii) all costs incurred by Seller in connection with the Removal of any Required Removal Exceptions or other title exceptions that Seller elects or is required to remove and (iii) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing.
(c)    Survival. The provisions of this Section 5.2 shall survive Closing and not be merged therein.

ARTICLE 6
CLOSING
SECTION 6.1.    Closing Mechanics.
(a)    The parties shall conduct an escrow Closing through the Escrow Agent as escrowee so that it will not be necessary for any party to attend Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Seller, Buyer and the Escrow Agent (the “Escrow Arrangement”). The Closing shall occur during the Closing Period in accordance with the provisions of subsection 6.1(b) hereof.
(b)    On the first (1st) day of the Closing Period, Seller shall cause New Property Owner to be formed and then convey the Property to New Property Owner pursuant to the Deed. On the Closing Date, provided all conditions precedent to Seller’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.5, Seller shall assign and transfer all of the Membership Interests to Buyer and provided all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.4, Buyer agrees to pay the Purchase Price to Seller, in each case, in accordance with the Escrow Arrangement. The Closing shall be adjourned as and when the Closing under the Other Land PSA is adjourned, provided that in no event shall the Closing Date be adjourned beyond December 28, 2017. Notwithstanding anything to the contrary contained herein, it is expressly agreed to by Seller and Buyer that TIME IS OF THE ESSENCE with respect to Seller’s and Buyer’s respective obligations to consummate the Transaction on the Closing Date.
(c)    The items to be delivered by Seller or Buyer in accordance with the terms of Sections 6.2 or 6.3 (other than those pursuant to subsection 6.2(a)) shall be delivered to Escrow Agent on the Closing Date.
SECTION 6.2.    Seller’s Closing Deliveries. During the Closing Period, Seller shall execute and deliver (or cause to be executed and delivered by its Affiliates), and, have acknowledged, as applicable, the following and make such payments as specified below (it being understood and agreed that the documents referenced in subsection 6.2(a) shall be executed, delivered, acknowledged and then recorded in the Clark County Real Estate Records on the first day of the Closing Period (with an original, fully-executed counterpart thereof delivered to Buyer on the Closing Date) and the other documents, materials and payments shall be executed, delivered, acknowledged and paid, as applicable on the Closing Date and in the case of the First Amendment to Memorandum of Lease referenced in subsection 6.2(d), be submitted for recording in the Clark County Real Estate Records):
(a)    Deed. A deed for the Property in the form of Exhibit G attached hereto (the “Deed”), and the State of Nevada Declaration of Value, executed, acknowledged and delivered by Seller and New Property Owner, as applicable, conveying the Property to New Property Owner.
(b)    Evidence of Deed Recordation Etc. Reasonable evidence of the formation of New Property Owner in Delaware, that New Property Owner is qualified to do business and is in good standing in the State of Nevada, and that the Deed was duly recorded in the Clark County Real Estate Records.
(c)    Put-Call Agreement. The Put-Call Agreement, executed and delivered by Harrah’s New Property Owner.
(d)    Non-CPLV Lease Amendment. The Non-CPLV Lease Amendment, executed and delivered by the “Landlord” entities listed therein, together with the duly executed and acknowledged First Amendment to Memorandum of Lease in the form attached as Exhibit A thereto.
(e)    Membership Interest Assignment and Assumption Agreement. An assignment and assumption agreement with respect to all of the membership interests in New Property Owner (the “Membership Interests”) in the form of Exhibit H attached hereto (the “Membership Interest Assignment and Assumption Agreement”), executed and delivered by Seller, pursuant to which Seller assigns and transfers all such membership interests to Buyer.
(f)    Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto, in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”), executed and delivered by Seller.

(g)    Evidence of Authority. Delivery by Seller of documentation to establish to Buyer’s and the Title Company’s reasonable satisfaction the due authorization of Seller’s and New Property Owner’s consummation of the Transaction, including Seller’s execution of this Agreement and Seller’s, New Property Owner’s and VICI’s execution of the Closing Documents required to be delivered by each such party.
(h)    Title Affidavit, Non-Imputation Affidavit and Related Documents. An owner’s affidavit in the form of Exhibit J-1 attached hereto, a non-imputation affidavit in the form of Exhibit J-2 attached hereto, and such other documents, certificates, indemnities and affidavits as may be otherwise agreed upon by Seller and Buyer in each of their reasonable discretions and/or reasonably and customarily required by the Title Company to consummate the Transaction, executed and delivered by Seller and New Property Owner, as applicable.
(i)    Seller Costs. Seller shall cause costs required to be paid by Seller under the provisions of this Agreement to be debited against the proceeds to Seller on the Title Company’s settlement statement.
(j)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit K, executed and delivered by Seller, stating that the representations and warranties of Seller contained in Section 7.2 hereof are true, correct and complete in all material respects as of each day of the Closing Period, except to the extent they expressly relate to an earlier date.
(k)    Bill of Sale. An instrument, dated as of the Closing Date, in substantially the form attached hereto as Exhibit N, executed and delivered by Seller, transferring the Personal Property and the Intangible Property to New Property Owner.
SECTION 6.3.    Buyer’s Closing Deliveries. On the Closing Date, Buyer shall execute and deliver (or cause to be executed and delivered by its Affiliates), and, have acknowledged, as applicable, the following and make such payments as specified below:
(a)    Purchase Price. The Purchase Price, plus any other amounts required to be paid by Buyer at Closing hereunder.
(b)    Membership Interest Assignment and Assumption Agreement. The Membership Interest Assignment and Assumption Agreement, executed and delivered by Buyer.
(c)    Put-Call Agreement. The Put-Call Agreement, executed and delivered by New Property Owner and 3535 LV Newco, LLC, a Delaware limited liability company.
(d)    Non-CPLV Lease Amendment. The Non-CPLV Lease Amendment, executed and delivered by CEOC, LLC, a Delaware limited liability company and the other “Tenant” entities listed therein, together with the duly executed and acknowledged First Amendment to Memorandum of Lease in the form attached as Exhibit A thereto.
(e)    Evidence of Authority. Delivery by Buyer of documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s consummation of the Transaction, including Buyer’s execution of this Agreement and Buyer’s and CEC’s execution of the Closing Documents required to be delivered by each such party.
(f)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, executed and delivered by Buyer, stating that the representations and warranties of Buyer contained in Section 7.1 hereof are true, correct and complete in all material respects as of the Closing Date, except to the extent they expressly relate to an earlier date.
(g)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer in each of their reasonable discretions to consummate the Transaction.
SECTION 6.4.    Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:

(a)    Representations True. All Seller’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period as if made on and as of each such date except to the extent that they expressly relate to an earlier date.
(b)    Deed; Title Condition. The Deed shall have been duly recorded in the Clark County Real Estate Records, the New Property Owner shall own fee simple title (other than with respect to appurtenant interests constituting Real Property in which Seller does not hold fee simple title) to the Real Property, title to the Real Property shall be as provided in Section 3.1 and, assuming Buyer pays the premium in respect thereof, the Title Company shall irrevocably commit to issue the Owner’s Title Policy to New Property Owner.
(c)    Seller’s Deliveries Complete. Seller shall have executed and delivered (or caused to be executed and delivered), and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.2 and shall have performed all other material obligations to be performed by Seller at or during the Closing Period.
(d)    Other Land PSA. The closing under the Other Land PSA shall be consummated concurrently with the Closing hereunder.
(e)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
(f)    No Involuntary Bankruptcy. A petition shall not have been filed against Seller or New Property Owner under the Federal Bankruptcy Code or any similar Laws.
SECTION 6.5.    Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or during the Closing Period:
(a)    Representations True. All Buyer’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period, as if made on and as of each such date except to the extent they expressly relate to an earlier date.
(b)    Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.3 and shall have performed all other material obligations to be performed by Buyer at or prior to Closing.
(c)    Other Land PSA. The closing under the Other Land PSA shall be consummated concurrently with the Closing hereunder.
(d)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.
SECTION 6.6.    Failure of Conditions Precedent. In the event any of the conditions set forth in this Article 6 are neither waived nor satisfied as of the applicable day of the Closing Period (subject to Seller’s and Buyer’s rights to extend the Closing Period pursuant to the terms of this Agreement) and the provisions of Article 9 do not apply, Seller or Buyer (as applicable) may terminate this Agreement by notice to the other party, and thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement. If the Closing does not occur on or before the December 28, 2017, this Agreement shall automatically terminate, other than those terms that, pursuant to the express terms hereof, survive termination hereof.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
SECTION 7.1.    Buyer’s Representations. Buyer represents and warrants to Seller as of the Effective Date and as of each date of the Closing Period, as follows:

(a)    Buyer’s Authorization; Non-Contravention. Buyer and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Buyer and its Affiliates, as applicable, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and the performance of the obligations of Buyer and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Buyer’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Buyer, (y) except with respect to Net Lease Guarantor (as defined in the Other Land PSA) prior to the Closing, conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.
(b)    Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.
(c)    OFAC; Patriot Act. Buyer hereby represents and warrants to Seller that Buyer is not, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Buyer hereby represents and warrants to Seller that no funds tendered to Seller under the terms of this Agreement are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Buyer will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
SECTION 7.2.    Seller’s Representations. Seller represents and warrants to Buyer, as of the Effective Date and as of each day of the Closing Period as set forth below, as follows:
(a)    Seller’s Authorization; Non-Contravention. Seller and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Seller and its Affiliates, as applicable, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Seller and its Affiliates, as applicable, and the performance of the obligations of Seller and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Seller’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Seller, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Seller or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.
(b)    New Property Owner’s Authorization; Non-Contravention. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, (i) New Property Owner shall be duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) New Property Owner shall be authorized to consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by New Property Owner and such instruments, obligations and actions shall be valid and legally binding upon New Property Owner, enforceable in accordance with their respective terms. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, the execution and delivery of all Closing Documents to be executed by New Property Owner and the performance of the obligations of New Property Owner thereunder shall not (w) result in the violation of any Laws, or any provision of New Property Owner’s organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon New Property Owner, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which New Property Owner is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.
(c)    Bankruptcy. As of the Effective Date, no petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller under the Federal Bankruptcy Code or any similar Laws. As of each day of the Closing Period, no petition has been filed by New Property Owner under the Federal Bankruptcy Code or any similar Laws.
(d)    OFAC; Patriot Act. Seller hereby represents and warrants to Buyer that Seller is not, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are Prohibited Persons. Seller hereby represents and warrants to Buyer that no funds tendered to Buyer under the terms of this Agreement are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Seller will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.
(e)    Environmental Laws. Except as disclosed in the Environmental Reports, Seller has complied and Seller and the Property are now complying with all Environmental Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect and/or the non-compliance in question existed prior to Seller’s acquisition of the Property.
(f)    Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding that is pending, or to Seller’s knowledge threatened in writing, against Seller, New Property Owner, the Property or the Membership Interests (other than, in the case of Seller, New Property Owner and the Property, claims for personal injury, property damage or worker's compensation for which Seller’s insurance carrier has not disclaimed liability and in which the amounts claimed do not exceed the applicable insurance policy limits).
(g)    Compliance with Laws. Subject to the provisions of Section 7.2(e) with respect to Environmental Laws, the Property is in compliance with all applicable Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect and/or the non-compliance in question existed prior to Seller’s acquisition of the Property.
(h)    Union Agreement; Employees. As of the Closing Date, each of New Property Owner and Seller do not have any employees.
(i)    Taxes. Seller has timely filed with the appropriate taxing authorities all tax returns, if any, that it has been required to file with respect to the Property. All such tax returns are true, correct, and complete in all material respects. All taxes (including any interest or penalties thereon) owed by Seller with respect to the Property have been paid prior to delinquency.
(j)    ERISA. Seller is not, and is not acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code, or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Seller regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(k)    Condemnation. As of the Effective Date, no condemnation or eminent domain proceeding in which Seller has received written notice is pending with respect to the Property, and to Seller’s Knowledge, no such proceeding is threatened, or contemplated, in writing.
(l)    Membership Interests. As of the Closing Date, (i) immediately prior to assignment thereof to Buyer, Seller is the lawful owner of the Membership Interests, free and clear of all Liens; (ii) the Membership Interests constitute all of the membership interests of New Property Owner; (iii) Seller is the sole member of New Property Owner; (iv) New Property Owner has no manager (other than New Property Owner); (v) the Membership Interests have been duly authorized and validly issued and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any other rights; (vi) Seller will transfer good, valid and marketable title to the Membership Interests to Buyer, free and clear of all Liens; and (vii) Seller has furnished to Buyer true, correct and complete copies of the certificate of formation and operating agreement of New Property Owner.
(m)    New Property Owner. As of the Closing Date, (i) New Property Owner was created solely for the purpose of and has not engaged in any activity or business other than owning the Property; (ii) the only asset of New Property Owner is the Property (and, for the avoidance of doubt, New Property Owner has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) New Property Owner has no liabilities (contingent or otherwise) other than those liabilities that arise solely as a result of New Property Owner’s ownership of the Property, in its capacity as owner thereof.
(n)    Leases. Seller has not entered into any Leases affecting the Property.
SECTION 7.3.    General Provisions
(a)    Survival of Seller’s Warranties and Buyer’s Warranties. Seller’s Warranties and Buyer’s Warranties shall survive Closing and not be merged therein for a period of two hundred seventy (270) days (such period, the “Survival Period”); provided that Seller’s NPO Warranties shall survive Closing without limitation of time; provided further that the Survival Period will be extended for so long as any claim of breach of any such representation or warranty notice of which was provided to Seller or Buyer, as applicable, within the period of two hundred seventy (270) days referenced above shall be outstanding.
(b)    Seller’s aggregate liability to Buyer with respect to any and all such breaches of Seller’s representations or warranties set forth in this Agreement (other than Seller’s NPO Warranties) shall not exceed Five Percent (5%) of the Purchase Price and Buyer hereby waives any damages, costs and expenses in respect of such breaches in excess of said amount.
(c)    Survival. The provisions of this Section 7.3 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.
(d)    Update of Representations and Warranties. Prior to the Closing, Seller shall have the right to amend and otherwise modify the representations and warranties made by Seller by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Seller or its Affiliates under this Agreement.
ARTICLE 8
COVENANTS
SECTION 8.1.    Contracts and Leases. Between the Effective Date and the Closing, Seller shall not enter into any new Contract or Lease or extend, renew, replace or otherwise modify or terminate or cancel any Contract or Lease, except to the extent that such Contract or Lease (in each case as so extended, renewed, replaced or modified, as applicable) will not be binding on New Property Owner after Closing.

SECTION 8.2.    Operation of Property. Between the Effective Date and the Closing, Seller shall (and shall cause New Property Owner on the first day of the Closing Period to) operate the Property in the Ordinary Course.
SECTION 8.3.    Brokers. Seller and Buyer expressly represent that there has been no broker or any other party representing Seller or Buyer as broker with respect to the Transaction and with respect to this Agreement. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this Section 8.3 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.4.    Transfer Taxes. Seller and Buyer each hereby covenant and agree that in the event any transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) are incurred in connection with this Agreement and the other Closing Documents (including any real property transfer tax and any other similar tax), all such taxes or fees shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer will cooperate to timely file all necessary tax returns or other documents with respect to such taxes or fees, the provisions of this Section 8.4 shall survive Closing (and not be merged therein).
SECTION 8.5.    Publicity. Seller and Buyer agree that any press release or other public statement with respect to the Transaction or this Agreement shall be mutually approved by the other (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange or in connection with corporate transactions or financings that Seller or Buyer may undertake; provided, that the disclosing party shall use commercially reasonable efforts to provide prior notice to and consult with the non-disclosing party. The provisions of this Section 8.5 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.
SECTION 8.6.    Confidentiality. Seller and Buyer agree that they continue to be bound by the Mutual Non-Disclosure Agreement, dated October 20, 2017, between CEC and VICI (the “Confidentiality Agreement”). Notwithstanding the foregoing and for the avoidance of doubt, each of Seller and Buyer may disclose such information to the extent required by applicable gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange and to financing sources and as otherwise contemplated by the Confidentiality Agreement, and Section 8.5 above. The provisions of this Section 8.6 shall survive Closing (and not be merged therein) or earlier termination of this Agreement.
SECTION 8.7.    Remediation.
(a)    Buyer covenants and agrees that it shall cause the work described on Exhibit M attached hereto (the “Remediation Project”) to be performed by a duly licensed and experienced contractor selected in accordance with Section 8.7(b).
(b)    Buyer shall solicit bids for the Remediation Project from contractors and Buyer, in its sole and absolute discretion, may select any bidding contractor to complete the Remediation Project (the “Remediation Contractor”); provided, that, Buyer shall (i) promptly notify Seller after selecting the Remediation Contractor and (ii) timely provide to Seller any invoices received by Buyer from the Remediation Contractor in connection with the Remediation Project.
(c)    The costs of the Remediation Project payable to the Remediation Contractor shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, pari passu, until such time as the total cost incurred in connection with the Remediation Work is equal to Twelve Million Dollars ($12,000,000). Any costs in excess of Twelve Million Dollars ($12,000,000) incurred in connection with the Remediation Project shall be the sole responsibility of Buyer. Notwithstanding the foregoing, Seller shall have no obligation to reimburse Buyer for any of Seller’s share of the costs incurred in connection with the Remediation Project until such time as the Remediation Contractor has completed the Remediation Project and has provided evidence reasonably acceptable to Seller of the same and of the costs in respect thereof.
(d)    The provisions of this Section 8.7 shall survive the Closing.
ARTICLE 9
DEFAULTS
SECTION 9.1.    Seller’s Remedies for Buyer Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Seller if Buyer shall default in its obligation to purchase the Property under this Agreement when required hereunder or the Other Land Seller shall default in its obligation to sell the Other Land Property under the Other Land PSA when required thereunder. If (a) Buyer defaults in its obligation to consummate the Closing as and when required under this Agreement or (b) Other Land Seller defaults in its obligation to consummate the Closing (as defined in the Other Land PSA) as and when required under the Other Land PSA, then, in each case, Seller shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Buyer, in which case the Other Land PSA will automatically terminate and, pursuant to the terms of the Other Land PSA, Other Land Seller will pay to Other Land Buyer the Buyer Liquidated Damages Amount (as such term is defined in the Other Land PSA), and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, or (y) waive the default or breach and proceed to close the Transaction.
SECTION 9.2.    Buyer’s Remedies for Seller Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Buyer if Seller shall default in its obligation to sell the Property under this Agreement when required hereunder or the Other Land Buyer shall default in its obligation to purchase the Other Land Property under the Other Land PSA when required thereunder. If (a) Seller defaults in its obligation to consummate the Closing as and when required under this Agreement or (b) Other Land Buyer defaults in its obligation to consummate the Closing (as defined in the Other Land PSA) as and when required under the Other Land PSA, then, in each case, Buyer shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Seller, in which case the Other Land PSA will automatically terminate and, pursuant to the terms of the Other Land PSA, Other Land Buyer will pay to Other Land Seller the Seller Liquidated Damages Amount (as such term is defined in the Other Land PSA), and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, or (y) waive the default or breach and proceed to close the Transaction.
ARTICLE 10
CONDEMNATION
SECTION 10.1.    Right to Terminate. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Condemnation that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than the date (the “Notice Date”) that is the earlier of (a) December 28, 2017 or (b) five (5) Business Days after Seller notifies Buyer of such Major Condemnation; provided that the commencement of the Closing Period shall be extended (but not beyond December 27, 2017), if necessary, to provide sufficient time for Buyer and Seller to close. The failure by Buyer to terminate this Agreement by the Notice Date shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10.1, and thereafter the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Condemnation” shall mean any condemnation proceedings or eminent domain proceedings if the portion of the Property that is the subject of such condemnation or eminent domain proceedings has a value in excess of seven and one half percent (7.5%) of the Purchase Price, as reasonably determined by a third party contractor or architect selected by Seller and reasonably acceptable to Buyer.

SECTION 10.2.    Allocation of Proceeds and Awards. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking) and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, or any portion of the Property is damaged or destroyed, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein; provided that at the Closing, Seller shall (i) pay over to Buyer the net amount of the condemnation award collected by Seller, less the actual and reasonable expenses of Seller in collecting such award; and (ii) assign, transfer and set over to Buyer, without representation, warranty or recourse, all of Seller’s right, title and interest in and to any condemnation award that is uncollected at the time of the Closing and that may be paid or made in respect of such taking.
SECTION 10.3.    Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.
ARTICLE 11
MISCELLANEOUS
SECTION 11.1.    Buyer’s Assignment. Other than in connection with an assignment pursuant to Section 11.16 hereof, Buyer shall not assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and controlled by CEC) without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion.
SECTION 11.2.    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing and any document executed in connection herewith, none of the terms of this Agreement shall survive the Closing.
SECTION 11.3.    Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
SECTION 11.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the principles of conflicts of laws.
SECTION 11.5.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
SECTION 11.6.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 11.7.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
SECTION 11.8.    Notices. Any notices or other communications under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) e-mail transmission (with a copy delivered by one of the other methods provided in this Section 11.8) or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

IF TO SELLER:
Vegas Development LLC c/o VICI Properties Inc. 8329 W. Sunset Road, Suite 210 Las Vegas, Nevada 89113 Attention: John Payne, President & CEO Telephone #: 504-291-2567 E-mail: jpayne@viciproperties.com

COPY TO:
Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: James P. Godman Telephone #: 212-715-9466 E-mail: jgodman@kramerlevin.com

IF TO BUYER:
Eastside Convention Center, LLC One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: General Counsel E-mail: corplaw@caesars.com
Any party may designate another addressee for notices hereunder by a notice given pursuant to this Section 11.8. A notice sent in compliance with the provisions of this Section 11.8 shall be deemed given on the date of receipt, with failure to accept delivery to constitute receipt for such purpose. The parties agree that the attorney for such party specified above shall have the authority to deliver notices on such party’s behalf to the other party.
SECTION 11.9.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.
SECTION 11.10.    No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. For the avoidance of doubt, Buyer may file a notice of pendency or similar instrument against the Property in connection with an action for specific performance hereunder.
SECTION 11.11.    Additional Agreements; Further Assurances. Each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction, so long as the execution and delivery of such documents shall not result in any additional Liability or cost to the executing party.
SECTION 11.12.    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.

SECTION 11.13.    Prevailing Party. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, all costs and expenses of such action or proceeding, including but not limited to reasonable, actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise.
SECTION 11.14.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF CLARK, STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SITTING IN LAS VEGAS, NEVADA, AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 11.15.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION 11.15 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 11.16.    Tax Free Exchange. Seller and Buyer each hereby reserve the right to include this transaction as part of one (1) or more tax deferred exchange transactions pursuant to Code Section 1031 and comparable provisions of applicable state law, at no out-of-pocket cost, expense, risk or liability to the other party hereto. Seller and Buyer agree to cooperate with the other party hereto, and to execute any and all documents (including without limitation Code Section 1031 exchange documents) reasonably necessary in connection therewith; provided, however, that the closing of the transaction for the conveyance of the Property shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder. Buyer and Seller shall be obligated to close title to the Property on or before the Closing Date whether or not Buyer or Seller, as applicable, shall have consummated an intended Code Section 1031 tax deferred exchange transaction.
SECTION 11.17.    Termination of Other Land PSA. If, at any time on or prior to the Closing Date, the Other Land PSA is terminated, this Agreement shall automatically terminate, provided that such termination shall not relieve either party hereto for liability hereunder that pursuant to the express terms hereof survives termination hereof.
SECTION 11.18.    Put-Call Guaranties. Harrah’s New Property Owner and Put-Call Owner shall use commercially reasonable efforts to agree on the form of Put-Call VICI Guaranty and Put-Call Owner Guaranty on or before the Closing Date. Under no circumstances will the failure to agree on the form of the Put-Call Owner Guaranty or the Put-Call VICI Guaranty delay the Closing under this Agreement or the Other Land PSA.
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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

VEGAS DEVELOPMENT LLC, a Delaware limited liability company By: /s/ John Payne_______________________ Name: John Payne Title: President and Secretary

BUYER:

EASTSIDE CONVENTION CENTER, LLC, a Delaware limited liability company

By: Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company, its sole member

By: /s/ Eric Hession______________________
       Name: Eric Hession
       Title: Treasurer